JETBLUE ANNOUNCES SECOND QUARTER RESULTS

NEW YORK (July 26, 2016) -- JetBlue Airways Corporation (NASDAQ: JBLU) today reported its results for the second quarter 2016:

•	Operating income of $313 million in the second quarter, an increase of 11.0% over the second quarter of 2015.

•	Pre-tax income of $289 million in the second quarter, an increase of 15.7% over the second quarter of 2015.

•	Net income of $180 million, or $0.53 per diluted share. This compares to JetBlue’s second quarter 2015 net income of $152 million, or $0.44 per diluted share.

Financial Performance

JetBlue reported second quarter operating revenues of $1.6 billion. Revenue passenger miles for the second quarter increased 10.3% to 11.6 billion on a capacity increase of 11.1%, resulting in a second quarter load factor of 85.0%, a 0.6 point decrease year over year.

Yield per passenger mile in the second quarter was 12.87 cents, down 9.9% compared to the second quarter of 2015. Passenger revenue per available seat mile (PRASM) for the second quarter 2016 decreased 10.5% year over year to 10.94 cents and operating revenue per available seat mile (RASM) decreased 8.2% year over year to 12.09 cents.

Compared with last year, operating expenses for the quarter were essentially flat. Interest expense for the quarter declined 12.8%, or $4 million, as JetBlue continued to reduce its debt. JetBlue’s operating expense per available seat mile (CASM) for the second quarter decreased 9.9% year over year to 9.78 cents. Excluding fuel and profit sharing, second quarter CASM1 decreased 1.0% to 7.48 cents.

“I would like to thank our crewmembers for delivering another great quarter. Looking ahead, we are excited about our growth opportunity in the transcontinental market, where Mint has a successful track record of delivering a great product, amazing service, stimulating premium demand and meaningfully improving unit revenue” said Robin Hayes, JetBlue’s President and CEO.

Mint

JetBlue announced today it intends to further expand its highly successful Mint experience by amending its purchase agreement with Airbus to bring 30 additional A321 aircraft into its fleet over seven years. The additional aircraft will allow JetBlue to capture an opportunity to position itself as the carrier of choice in transcontinental markets with a targeted approach that leverages its east coast strength.
Specifically, Airbus is scheduled to deliver 15 incremental A321ceos starting in 2017. Further, JetBlue expects to also take delivery of 15 incremental A321neos starting in 2020. Starting in 2019, JetBlue would have the option to take all of its A321neo deliveries with the Long Range configuration, the A321-LR.

Since Mint launched in 2014 it has boosted JetBlue’s transcontinental franchise and become a driver for long-term shareholder value. Since 2014 RASM on Mint routes has grown by over 20 percent.

Fuel Expense and Hedging

JetBlue had no fuel hedges in place covering second quarter 2016 consumption. The realized fuel price in the quarter was $1.43 per gallon, a 32.8% decrease versus second quarter 2015 realized fuel price of $2.13.

JetBlue has hedged approximately 24% of its third quarter 2016 projected fuel consumption using jet fuel swaps. Based on the fuel curve as of July 15th, JetBlue expects an average price per gallon of fuel, including the impact of hedges and fuel taxes, of $1.52 in the third quarter. For the fourth quarter, JetBlue has hedged approximately 26% of projected fuel consumption.

Liquidity and Cash Flow
JetBlue ended the quarter with $1.5 billion in unrestricted cash and short term investments, or about 23% of trailing twelve month revenue. In addition, JetBlue maintains approximately $600 million in undrawn lines of credit.
During the second quarter, JetBlue repaid $36 million in regularly scheduled debt and capital lease obligations. JetBlue anticipates paying approximately $367 million in regularly scheduled debt and capital lease obligations during the remainder of 2016 and plans to continue to opportunistically prepay other debt and leases. JetBlue expects to pay approximately $61 million in regularly scheduled debt and capital lease obligations in the third quarter of 2016. Given the strength of its cash from operations, JetBlue anticipates it will pay cash for its remaining six 2016 deliveries from Airbus.
“We posted strong second quarter results driven by a remarkable cost performance. Our strong balance sheet and improved returns provide the confidence to invest in RASM and EPS accretive initiatives such as Mint to continue to drive long term shareholder value” said Mark Powers, JetBlue’s Chief Financial Officer.
Third Quarter and Full Year Outlook
For the third quarter of 2016, year over year CASM excluding fuel and profit sharing is expected to grow between 1% and 3%. For the full year 2016, JetBlue continues to expect year over year CASM excluding fuel and profit sharing to grow between zero and 1.5%.

In the third quarter 2016, capacity is expected to increase between 5.5% and 7.5%. For the full year 2016, JetBlue continues to expect capacity to increase between 8.0% and 9.5%.

JetBlue will conduct a conference call to discuss its quarterly earnings today, July 26, at 10:00 a.m. Eastern Time. A live broadcast of the conference call will be available via the internet at http://investor.jetblue.com.

About JetBlue
JetBlue is New York's Hometown Airline™, and a leading carrier in Boston, Fort Lauderdale - Hollywood, Los Angeles (Long Beach), Orlando, and San Juan. JetBlue carries more than 35 million customers a year to 96 cities in the U.S., Caribbean, and Latin America with an average of 925 daily flights. For more information please visit JetBlue.com.

Notes

(1)
Consolidated operating cost per available seat mile, excluding fuel and profit sharing and related taxes (CASM Ex-Fuel and Profit Sharing) is a non-GAAP financial measure that we use to measure our core performance.  Note A provides a reconciliation of non-GAAP financial measures used in this release and provides the reasons management uses those measures.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which represent our management's beliefs and assumptions concerning future events. When used in this document and in documents incorporated herein by reference, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; volatility in financial and credit markets which could affect our ability to obtain debt and/or lease financing or to raise funds through debt or equity issuances; volatility in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy; our significant fixed obligations and substantial indebtedness; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York and Boston metropolitan markets and the effect of increased congestion in these markets; our reliance on automated systems and technology; our being subject to potential unionization, work stoppages, slowdowns or increased labor costs; our reliance on a limited number of suppliers; our presence in some international emerging markets that may experience political or economic instability or may subject us to legal risk; reputational and business risk from information security breaches or cyber-attacks; changes in or additional government regulation; changes in our industry due to other airlines' financial condition; acts of war or terrorist attacks; global economic conditions or an economic downturn leading to a continuing or accelerated decrease in demand for domestic and business air travel; the spread of infectious diseases; adverse weather conditions or natural disasters; and external geopolitical events and conditions. It is routine for our internal projections and expectations to change as the year or each quarter in the year progresses, and therefore it should be clearly understood that the internal projections, beliefs and assumptions upon which we base our expectations may change prior to the end of each quarter or year.
Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. You should understand that many important factors, in addition to those discussed or incorporated by reference in this press release, could cause our results to differ materially from those expressed in the forward-looking statements. Potential factors that could affect our results include, in addition to others not described in this press release, those described in Item 1A of our 2015 Form 10-K under "Risks Related to JetBlue" and "Risks Associated with the Airline Industry". In light of these risks and uncertainties, the forward-looking events discussed in this press release might not occur.

JETBLUE AIRWAYS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)
(unaudited)

	Three Months Ended				Six Months Ended
	June 30,		Percent		June 30,		Percent
	2016	2015	Change		2016	2015	Change
OPERATING REVENUES
Passenger	$1,487	$1,496	(0.6)		$2,965	$2,904	2.1
Other	156	116	35.2		295	231	27.6
Total operating revenues	1,643	1,612	2.0		3,260	3,135	4.0

OPERATING EXPENSES
Aircraft fuel and related taxes	274	371	(26.1)		489	706	(30.7)
Salaries, wages and benefits	415	375	10.6		850	750	13.3
Landing fees and other rents	92	90	3.2		177	173	2.6
Depreciation and amortization	96	81	18.2		188	168	11.2
Aircraft rent	28	31	(9.5)		56	62	(9.8)
Sales and marketing	72	70	3.7		137	130	5.0
Maintenance materials and repairs	140	126	10.9		274	239	14.6
Other operating expenses	213	186	14.7		427	372	15.2
Total operating expenses	1,330	1,330	0.1		2,598	2,600	(0.1)

OPERATING INCOME	313	282	11.0		662	535	23.7

Operating margin	19.1%	17.5%	1.6	pts.	20.3%	17.1%	3.2	pts.

OTHER INCOME (EXPENSE)
Interest expense	(28)	(32)	(12.8)		(57)	(66)	(14.0)
Capitalized interest	2	2	(13.8)		4	4	(12.3)
Interest income and other	2	(2)	(255.3)		3	(1)	(512.9)
Total other income (expense)	(24)	(32)	(24.9)		(50)	(63)	(20.1)

INCOME BEFORE INCOME TAXES	289	250	15.7		612	472	29.6

Pre-tax margin	17.6%	15.5%	2.1	pts.	18.8%	15.1%	3.7	pts.

Income tax expense	109	98	11.2		232	183	26.7

NET INCOME	$180	$152	18.5		$380	$289	31.4

EARNINGS PER COMMON SHARE:
Basic	$0.56	$0.48			$1.18	$0.92
Diluted	$0.53	$0.44			$1.11	$0.84

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	323.2	316.9			322.4	313.6
Diluted	342.6	347.6			342.1	347.0

JETBLUE AIRWAYS CORPORATION

COMPARATIVE OPERATING STATISTICS

(unaudited)

	Three Months Ended				Six Months Ended
	June 30,		Percent		June 30,		Percent
	2016	2015	Change		2016	2015	Change

Revenue passengers (thousands)	9,660	8,858	9.1		18,778	16,953	10.8
Revenue passenger miles (millions)	11,553	10,472	10.3		22,529	20,093	12.1
Available seat miles (ASMs) (millions)	13,597	12,237	11.1		26,626	23,656	12.6
Load factor	85.0%	85.6%	(0.6)	pts.	84.6%	84.9%	(0.3)	pts.
Aircraft utilization (hours per day)	12.3	12.0	2.5		12.2	11.8	3.4

Average fare	$153.94	$168.85	(8.8)		$157.88	$171.29	(7.8)
Yield per passenger mile (cents)	12.87	14.28	(9.9)		13.16	14.45	(8.9)
Passenger revenue per ASM (cents)	10.94	12.22	(10.5)		11.13	12.28	(9.3)
Revenue per ASM (cents)	12.09	13.17	(8.2)		12.24	13.25	(7.6)
Operating expense per ASM (cents)	9.78	10.86	(9.9)		9.76	10.99	(11.2)
Operating expense per ASM, excluding fuel and related taxes (cents)	7.76	7.83	(0.8)		7.92	8.00	(1.1)
Operating expense per ASM, excluding fuel and profit sharing and related taxes (cents) (1)	7.48	7.56	(1.0)		7.57	7.75	(2.3)

Departures	85,285	79,558	7.2		166,524	153,381	8.6
Average stage length (miles)	1,097	1,085	1.1		1,103	1,091	1.1
Average number of operating aircraft during period	218.2	206.0	5.9		216.8	205.0	5.8
Average fuel cost per gallon, including fuel taxes	$1.43	$2.13	(32.8)		$1.31	$2.10	(37.8)
Fuel gallons consumed (millions)	191	174	9.9		374	337	11.3
Average number of full-time equivalent crewmembers					15,297	14,223	7.6

(1) Refer to Note A, Consolidated operating cost per available seat mile, excluding fuel, profit sharing and related taxes, at the end of our Earnings Release for more information on this non-GAAP measure.

JETBLUE AIRWAYS CORPORATION

SELECTED CONSOLIDATED BALANCE SHEET DATA

(in millions)
	June 30,	December 31,
	2016	2015
	(unaudited)

Cash and cash equivalents	$935	$318
Total investment securities	605	607
Total assets	9,458	8,644
Total debt	1,746	1,827
Stockholders' equity	3,644	3,210

SOURCE: JetBlue Airways Corporation

Note A - Non-GAAP Financial Measures

JetBlue sometimes uses non-GAAP measures that are derived from the Consolidated Financial Statements, but that are not presented in accordance with generally accepted accounting principles (“GAAP”). JetBlue believes these metrics provide a meaningful comparison of our results to others in the airline industry and our prior year results.  Under the U.S. Securities and Exchange Commission rules, non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The table below shows a reconciliation of non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measures. It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

Consolidated operating cost per available seat mile, excluding fuel, profit sharing and related taxes (“CASM Ex-Fuel and Profit Sharing”). CASM is a common metric used in the airline industry. We exclude aircraft fuel, profit sharing and related taxes from operating cost per available seat mile to determine CASM Ex-Fuel and Profit Sharing. We believe CASM Ex-Fuel and Profit Sharing provides investors the ability to measure financial performance excluding items beyond our control such as (i) fuel costs, which are subject to many economic and political factors beyond our control and (ii) profit sharing, which is sensitive to volatility in earnings. We believe this measure is more indicative of our ability to manage costs and is more comparable to measures reported by other major airlines.

NON-GAAP FINANCIAL MEASURE

RECONCILIATION OF OPERATING EXPENSE PER ASM, EXCLUDING FUEL, PROFIT SHARING AND RELATED TAXES

(in millions, per ASM data in cents)

(unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2016		2015		2016		2015
	$	per ASM	$	per ASM	$	per ASM	$	per ASM

Total operating expenses	$1,330	9.78	$1,330	10.86	$2,598	$9.76	$2,600	$10.99
Less: Aircraft fuel and related taxes	274	2.02	371	3.03	489	1.84	706	2.99
Operating expenses, excluding fuel and related taxes	1,056	7.76	959	7.83	2,109	7.92	1,894	8.00
Less: Profit sharing and related taxes	38	0.28	33	0.27	92	0.35	60	0.25
Operating expense, excluding fuel, profit sharing and related taxes	$1,018	7.48	$926	7.56	$2,017	$7.57	$1,834	$7.75

CONTACTS
JetBlue Investor Relations
Tel: +1 718 709 2202
ir@jetblue.com
JetBlue Corporate Communications
Tel: +1 718 709 3089
corpcomm@jetblue.com